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                                                                  EXHIBIT 10.2.7


                           GENERAL MOTORS CORPORATION
                     DEALER SALES AND SERVICE AGREEMENT(S)

Effective              , General Motors Corporation, a Delaware Corporation,
separately on behalf of its Division(s) identified in the specific Motor Vehicle Addendum(s) for / / Chevrolet Motor Division, / / Pontiac-GMC Division (Pontiac Motor Vehicles), / / Pontiac-GMC Division (GMC Motor Vehicles), / / Oldsmobile Division, / / Buick Motor Division, and / / Cadillac Motor Car Division ("General Motors") and UAG CERRITOS, LLC, / / a proprietorship, / / a
partnership, or / / a                  corporation, / / a limited liability
company, or / / other business entity                           , doing business
at                                                                  ("Dealer"),
hereby enter into separate Agreement(s) for each Motor Vehicle Line-Make(s) included in the Motor Vehicle Addendum(s) incorporated into this Agreement, and only for the Line-Make(s) included in the Motor Vehicle Addendum(s). The Agreement for each Line-Make is independent and separately enforceable by each party, and the use of this common form is intended solely to simplify execution of the Agreement(s). The parties agree as follows:

FIRST: TERM OF AGREEMENT(S)

This Agreement(s) shall expire on                    or ninety days after the
death or incapacity of a Dealer Operator, whichever occurs first, unless earlier terminated. Dealer is assured of an opportunity to enter into a new Agreement(s) at the expiration date if General Motors determines that Dealer has fulfilled its obligations under this Agreement(s).

SECOND: STANDARD PROVISIONS AND RELATED ADDENDA

The Standard Provisions and all of the related Addenda are hereby incorporated as part of this Agreement. The Dealer acknowledges that these documents have been brought to its attention, and Dealer accepts their form, content and amendments thereto, in the prescribed manner, from time to time.

THIRD: DEALER OPERATOR AND DEALER OWNER

Dealer agrees that the following Dealer Operator will provide personal services in accordance with Article 2 of the Standard Provisions.

The following Dealer Owner(s) agree that they will comply in all respects with
Article 3 of the Standard Provisions:


FOURTH: EXECUTION OF AGREEMENT(S) AND RELATED DOCUMENT(S)

This Agreement(s) and related Agreement(s) are valid only if signed:
         (a) on behalf of Dealer by its duly authorized representative, and in the case of this Agreement(s), by its Dealer Operator; and

         (b) this Agreement(s) as set forth below on behalf of General Motors by the Regional General Manager and his authorized representative. All related agreements will be signed by the Regional General Manager or his authorized representative.

FIFTH: ADDITIONAL AGREEMENTS AND UNDERSTANDINGS

The following agreement(s) are hereby incorporated by reference into this Agreement(s):

---------------------------------            ---------------------------------
---------------------------------            ---------------------------------
---------------------------------            ---------------------------------



---------------------------------                 GENERAL MOTORS CORPORATION
Dealer Firm Name

                                         By:    [sig]
                                            ----------------------------------
                                            Regional General Manager

By:                                      By:     [sig]
   ---------------------------------        ----------------------------------
   Dealer Operator and Date                 Authorized Representative and Date











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                               STANDARD PROVISIONS




                                     DEALER
                                SALES AND SERVICE
                                    AGREEMENT





                           GENERAL MOTORS CORPORATION


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                               TABLE OF CONTENTS

PURPOSE OF AGREEMENT......................................1        ARTICLE 12. CHANGES IN MANAGEMENT AND OWNERSHIP .............14
                                                                   12.1     Succession Rights Upon Death or Incapacity .........14
ARTICLE 1. APPOINTMENT AS AUTHORIZED DEALER...............1                 12.1.1  Successor Addendum .........................14
                                                                            12.1.2  Absence of Successor Addendum ..............14
ARTICLE 2. DEALER OPERATOR................................2                 12.1.3  Successor Dealer Requirements ..............15
                                                                            12.1.4  Term of New Dealer Agreement ...............15
ARTICLE 3. DEALER OWNER...................................2                 12.1.5  Limitation on Offers .......................15
                                                                            12.1.6  Cancellation of Addendum ...................15
ARTICLE 4. AUTHORIZED LOCATIONS...........................2        12.2     Other Changes in Ownership or Management ...........15
4.1     Dealer Network Planning...........................2        12.3     Right of First Refusal to Purchase .................16
4.2     Area of Primary Responsibility....................3                 12.3.1  Creation and Coverage ......................16
4.3     Establishment of Additional Dealers ..............3                 12.3.2  Purchase Price and Other Terms of Sale .....17
4.4     Facilities........................................3                         (a)  Bona Fide Agreement ...................17
        4.4.1    Location.................................3                         (b)  Absence of a Bona Fide Agreement ......17
        4.4.2    Change in Location or Use of Premises ...4                 12.3.3  Consummation ...............................17
        4.4.3    Size.....................................4                 12.3.4  Assignment .................................17
        4.4.4    Dealership Image and Design .............4                 12.3.5  Transfer Involving Family Members and
        4.4.5    Dealership Equipment.....................5                         Dealer Management...........................17
                                                                            12.3.6  Expenses....................................18
ARTICLE 5. DEALER'S RESPONSIBILITY TO PROMOTE,
SELL, AND SERVICE PRODUCTS................................5        ARTICLE 13. BREACHES AND OPPORTUNITY TO REMEDY ..............18
5.1     Responsibility to Promote and Sell................5        13.1     Certain Acts or Events..............................18
5.2     Responsibility to Service.........................6        13.2     Failure of Performance by Dealer ...................19
5.3     Customer Satisfaction.............................7
5.4     Business Planning.................................7        ARTICLE 14. TERMINATION OF AGREEMENT ........................20
5.5     Dealer Council....................................7        14.1     By Dealer ..........................................20
5.6     Electronic Communications, Data Interchange, and           14.2     By Agreement .......................................20
        Electronic Transactions...........................8        14.3     Failure to be Licensed .............................20
                                                                   14.4     Incapacity of Dealer Operator ......................20
ARTICLE 6. SALE OF PRODUCTS TO DEALERS....................8        14.5     Acts or Events .....................................20
6.1     Sale of Motor Vehicles to Dealer..................8        14.6     Reliance on Any Applicable Termination Provision ...21
6.2     Sale of Parts and Accessories to Dealer...........9        14.7     Transactions After Termination......................21
6.3     Prices and Other Terms of Sale....................9                 14.7.1  Effect on Orders ...........................21
        6.3.1    Motor Vehicles...........................9                 14.7.2  Termination Deliveries .....................21
        6.3.2    Parts and Accessories....................9                 14.7.3  Effect of Transactions After Termination....22
6.4     Inventory.........................................9
        6.4.1    Motor Vehicle Inventory..................9        ARTICLE 15. TERMINATION ASSISTANCE ..........................22
        6.4.2    Parts and Accessories....................9        15.1     Deferral of Effective Date .........................22
6.5     Warranties on Products............................10       15.2     Purchase of Personal Property ......................22
                                                                            15.2.1  General Motors Obligations .................22
ARTICLE 7. SERVICE OF PRODUCTS............................10                15.2.2  Dealer's Responsibilities ..................23
7.1     Service for Which General Motors Pays.............10                15.2.3  Payment ....................................23
        7.1.1    New Motor Vehicle Pre-Delivery                             15.2.4  Replacement Dealer .........................23
                 Inspections and Adjustments..............10       15.3     Assistance on Premises .............................24
        7.1.2    Warranty and Special Policy Repairs......10                15.3.1  General Motors Obligation ..................24
        7.1.3    Campaign Inspections and Corrections.....10                15.3.2  Owned Premises .............................24
        7.1.4    Payment for Pre-Delivery Adjustments, Warranty,            15.3.3  Leased Premises ............................24
                 Campaign and Transportation Damage Work..11                15.3.4  Rent and Price .............................25
7.2     Parts, Accessories and Body Repairs...............11                15.3.5  Limitations on Obligation to Provide
        7.2.1    Warranty and Policy Repairs..............11                        Assistance .................................25
        7.2.2    Representations and Disclosures as to             ARTICLE 16. DISPUTE RESOLUTION PROCESS.......................25
                 Parts and Accessories....................11
        7.2.3    Body Repairs.............................11       ARTICLE 17. GENERAL PROVISIONS ..............................26
        7.2.4    Tools and Equipment .....................11       17.1     No Agent or Legal Representative Status.............26
                                                                   17.2     Responsibility for Operations ......................26
ARTICLE 8. TRAINING.......................................12       17.3     Taxes ..............................................26
                                                                   17.4     Indemnification by General Motors ..................26
ARTICLE 9. REVIEW OF DEALER'S SALES PERFORMANCE...........12       17.5     Trademarks and Service Marks .......................27
                                                                   17.6     Notices ............................................28
ARTICLE 10. CAPITALIZATION................................13       17.7     No Implied Waivers .................................28
10.1       Net Working Capital............................13       17.8     Assignment of Rights or Delegation of Duties .......28
10.2       Wholesale Floorplan............................13       17.9     No Third Party Benefit Intended ....................28
                                                                   17.10    Accounts Payable ...................................28
ARTICLE 11. ACCOUNTS AND RECORDS..........................13       17.11    Sole Agreement of Parties ..........................28
11.1       Uniform Accounting System......................13       17.12    Applicable Law Agreement............................29
11.2       Application for Payment........................13       17.13    Superseding Dealer Agreements.......................29
11.3       Examination of Accounts and Records ...........14
11.4       Confidentiality of Dealer Data ................14       GLOSSARY.....................................................30


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                              STANDARD PROVISIONS

The following Standard Provisions are part of General Motors Dealer Sales and Service Agreement(s) (Form GMMS 1012).

                              PURPOSE OF AGREEMENT

     The purpose of this Agreement is to promote a relationship between General Motors and its Dealers which encourages and facilitates cooperation and mutual effort to satisfy customers, and permits General Motors and its dealers to fully realize their opportunities for business success. General Motors has established a network of authorized dealers operating at approved locations to effectively sell and service its Products and to build and maintain consumer confidence and satisfaction in Dealer and General Motors. Consequently, General Motors relies upon each Dealer to provide appropriate skill, capital, equipment, staff and facilities to properly sell, service, protect the reputation, and satisfy the customers of General Motors Products in a manner that demonstrates a caring attitude toward those customers. At the same time, Dealer relies upon General Motors to provide sales and service support and to continually strive to enhance the quality and competitiveness of its Products. This mutual dependence requires a spirit of cooperation, trust and confidence between General Motors and its dealers. To facilitate attainment of cooperation, trust and confidence, and to provide General Motors with the benefit of dealer advice regarding many decisions which affect dealer business operations, General Motors has established mechanisms to obtain dealer input in the decision making process.

     This Agreement (i) authorizes Dealer to sell and service General Motors Products and represent itself as a General Motors Dealer; (ii) states the terms under which Dealer and General Motors agree to do business together; (iii) states the responsibilities of Dealer and General Motors to each other and to customers; and (iv) reflects the mutual dependence of the parties in achieving their business objectives.


                  ARTICLE 1. APPOINTMENT AS AUTHORIZED DEALER

     General Motors appoints Dealer as a non-exclusive dealer of General Motors Products. Dealer has the right to buy Products and the obligation to market and service those Products in accordance with this Agreement and related documents.



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                           ARTICLE 2. DEALER OPERATOR

     This is a Personal Services Agreement, entered into in reliance on the qualifications, integrity and reputation of Dealer Operator identified in Paragraph Third, and on Dealer's assurance that Dealer Operator will provide personal services by exercising full managerial authority over Dealership Operations. Dealer Operator will have an unencumbered ownership interest in Dealer of at least 15 percent at all times. A Dealer Operator must be a competent business person, an effective manager, must have demonstrated a caring attitude toward customers, and should have a successful record as a merchandiser of automotive products and services or otherwise have demonstrated the ability to manage a dealership. The experience necessary may vary with the potential represented by each dealer location. Although this Agreement is entered into in reliance on the personal services of the Dealer Operator, the Dealer entity specified in this Agreement is the only party to this Agreement with General Motors.

                            ARTICLE 3. DEALER OWNER

     General Motors enters into this Agreement in reliance on the qualifications, integrity and reputation of dealer owner(s) identified in the Dealer Statement of Ownership. General Motors and Dealer agree each dealer owner will continue to own, both of record and beneficially, the percentage stated in the Dealer Statement of Ownership, unless a change is made in accordance with
Article 12.

                        ARTICLE 4. AUTHORIZED LOCATIONS

4.1    DEALER NETWORK PLANNING

     Because General Motors distributes its Products through a network of authorized dealers operating from approved locations, those dealers must be appropriate in number, located properly, and have proper facilities to represent and service General Motors Products competitively and to permit each dealer the opportunity to achieve a reasonable return on investment if it fulfills its obligations under its Dealer Agreement. Through such a dealer network, General Motors can maximize the convenience of customers in purchasing Products and having them serviced. As a result, customers, dealers, and General Motors all benefit.

     To maximize the effectiveness of its dealer network, General Motors agrees to monitor marketing conditions and strive, to the extent practicable, to have dealers appropriate in number, size and location to achieve the objectives stated above. Such marketing conditions include General Motors sales and registration performance, present and future demographic and economic considerations, competitive dealer networks, the


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ability of General Motors existing dealers to achieve the objectives stated
above, the opportunities available to existing dealers, the alignment of Line-Makes, General Motors dealer network plan, and other appropriate circumstances.


4.2 AREA OF PRIMARY RESPONSIBILITY

     Dealer is responsible for effectively selling, servicing and otherwise representing General Motors Products in the Area designated in a Notice of Area of Primary Responsibility. General Motors retains the right to revise Dealer's Area of Primary Responsibility at General Motors sole discretion consistent with dealer network planning objectives. If General Motors determines that marketing conditions warrant a change in Dealer's Area of Primary Responsibility, it will advise Dealer in writing of the proposed change, the reasons for it, and will consider any information the Dealer submits. Dealer must submit such information in writing within 30 days of receipt of notice of the proposed change. If General Motors thereafter decides the change is warranted, it will issue a revised Notice of Area of Primary Responsibility.


4.3 ESTABLISHMENT OF ADDITIONAL DEALERS

     General Motors reserves the right to appoint additional dealers but General Motors will not exercise this right without first analyzing dealer network planning considerations with respect to the Line-Make under consideration. Prior to establishing an additional same Line-Make dealer within Dealer's Area of Primary Responsibility, General Motors will advise Dealer in writing and give Dealer thirty days to present relevant information before General Motors makes a final decision. If requested by Dealer within the thirty days, General Motors will extend the time for an additional thirty days if reasonably necessary for Dealer to obtain and submit relevant information. General Motors will advise Dealer of the final decision concerning the establishment of an additional dealer, which will be made solely by General Motors pursuant to its business judgement. Nothing in this Agreement is intended to require Dealer's consent to the establishment of an additional dealer, nor is this Agreement intended to give Dealer a right to object to the establishment of a different Line-Make.


     Neither the appointment of a dealer at or within three miles of a former dealership location as a replacement for the former dealer nor the relocation of an existing dealer point will be considered the establishment of an additional Dealer for purposes of this Article 4.3. Such events are within the sole discretion of General Motors pursuant to its business judgement.


4.4 FACILITIES

          4.4.1 LOCATION

     Dealer agrees to conduct Dealership Operations only from the approved location(s) within its Area of Primary Responsibility. The Location and Premises Addendum identifies Dealer's approved location(s) and facilities ("Premises"). If more than one location is approved, Dealer agrees to conduct from each location only those Dealership Operations authorized in the Addendum for such location.





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          4.4.2 CHANGE IN LOCATION OR USE OF PREMISES

     If Dealer wants to make any change in location(s) or Premises, or in the uses previously approved for those Premises, Dealer will give General Motors written notice of the proposed change, together with the reasons for the proposal, for General Motors evaluation and final decision in light of dealer network planning considerations. No change in location or in the use of Premises, including addition of any other vehicle lines, will be made without General Motors prior written authorization pursuant to its business judgment.


     Before General Motors requires any changes in Premises, it will consult with Dealer, indicate the rationale for the change, and solicit Dealer's views on the proposal. If, after such review with Dealer, General Motors determines a change in Premises or location is appropriate, the Dealer will be allowed a reasonable time to implement the change. Any such changes will be reflected in a new Location and Premises Addendum or other written agreement executed by Dealer and General Motors.

     Nothing herein is intended to require the consent or approval of any dealer to a proposed relocation of any other dealer.


          4.4.3 SIZE

     Dealer agrees to provide Premises at its approved location(s) that will promote the effective performance and conduct of Dealership Operations, and General Motors image and goodwill. Consistent with General Motors dealer network planning objectives and General Motors interest in maintaining the stability and viability of its dealers, Dealer agrees that its facilities will be sized in accordance with General Motors requirements for that location.

     General Motors agrees to establish and maintain a clearly stated policy for determining reasonable dealer facility space requirements and to periodically re-evaluate those requirements to ensure that they continue to be reasonable.


          4.4.4 DEALERSHIP IMAGE AND DESIGN

     The appearance of Dealer's Premises is important to the image of Dealer and General Motors, and can affect the way customers perceive General Motors Products and its dealers generally. Dealer therefore agrees that its Premises will be properly equipped and maintained, and that the interior and exterior retail environment and signs will comply with any reasonable requirements General Motors may establish to promote and preserve the image of General Motors and its dealers.


     General Motors will monitor developments in automotive and other retail industries to ensure that General Motors image and facility requirements are responsive to changes in the marketing environment.


     General Motors will take into account existing economic and marketing conditions and consult with the appropriate dealer council in establishing such requirements.






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          4.4.5 DEALERSHIP EQUIPMENT

     Effective performance of Dealer's responsibilities under this Agreement requires that the dealership be reasonably equipped to communicate with customers and General Motors and to properly diagnose and service Products. Accordingly, Dealer agrees to provide for use in the Dealership Operations any equipment reasonably designated by General Motors as necessary for Dealer to perform effectively under this Agreement. General Motors will make such designations only after having consulted with the appropriate dealer council.


    ARTICLE 5. DEALER'S RESPONSIBILITY TO PROMOTE, SELL, AND SERVICE PRODUCTS

5.1 RESPONSIBILITY TO PROMOTE AND SELL

          5.1.1 Dealer agrees to effectively, ethically and lawfully sell and promote the purchase, lease and use of Products by consumers located in its Area of Primary Responsibility. To achieve this objective, Dealer agrees to:


          (a)  maintain an adequate staff of trained sales personnel;

          (b) explain to Product purchasers the items which make up the purchase price and provide purchasers with itemized invoices;

          (c) not charge customers for services for which Dealer is reimbursed by General Motors;

          (d) include in customer orders only equipment or accessories requested by customer or required by law; and

          (e) ensure that the customer's purchase and delivery experience are satisfactory.


          If Dealer modifies or sells a modified new Motor Vehicle, or installs any equipment, accessory, recycled part or part not supplied by General Motors, or sells any non-General Motors service contract for a Motor Vehicle, Dealer will disclose this fact on the purchase order and bill of sale, indicating that the modification, equipment, accessory or part is not warranted by General Motors or, in the case of a service contract, the coverage is not provided by General Motors or an affiliate.


          5.1.2 Dealer located in the United States is authorized to sell new Motor Vehicles only to customers located in the United States. Dealer agrees that it will not sell new Motor Vehicles for resale or principal use outside the United States. Dealer also agrees not to sell any new Motor Vehicles which were not originally manufactured for sale and distribution in the United States. For this section, United States includes the fifty states and the District of Columbia.


          5.1.3 Dealer located in Puerto Rico or the US Virgin Islands is authorized to sell new Motor Vehicles only to customers located in Puerto Rico or the US Virgin Islands respectively. Dealer in Puerto Rico or the US Virgin Islands agrees that it will not





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


sell new Motor Vehicles to customers located outside Puerto Rico or the US Virgin Islands respectively, or to customers for resale or principal use outside of Puerto Rico or the US Virgin Islands. Dealer agrees not to sell any new Motor Vehicles which were not originally manufactured for sale and distribution in Puerto Rico or the US Virgin Islands respectively.


          5.1.4 It is General Motors policy not to sell or allocate new Motor Vehicles to dealers for resale to persons or parties (or their agents) engaged in the business of reselling, brokering (including but not limited to buying services) or wholesaling Motor Vehicles. The dealer distribution organizations that General Motors has established in the United States, Puerto Rico and US Virgin Islands are best suited for the distribution of Motor Vehicles in the United States, Puerto Rico and the US Virgin Islands respectively, and are in the best position to arrange for the proper performance of Motor Vehicle warranty repairs, safety campaigns and inspections, pre-delivery inspections, and ongoing maintenance and compliance with government requirements. Therefore, unless otherwise authorized in writing by General Motors, Dealer agrees that this Agreement authorizes Dealer to purchase Motor Vehicles only for resale to customers for personal use or primary business use other than resale. Dealer is not authorized by this Agreement to directly or indirectly sell Motor Vehicles to persons or parties (or their agents) engaged in the business of reselling, brokering (including but not limited to buying services) or wholesaling of Motor Vehicles. Nothing in this Article 5.1.4 is intended to restrict Dealer from selling Motor Vehicles to other General Motors dealers of the same Line-Make in the same country or territory.

          5.1.5 General Motors will conduct general advertising programs to promote the sale of Products for the mutual benefit of General Motors and Dealers. General Motors will make available to Dealer advertising and sales promotion materials from time to time and advise Dealer of any requirements or applicable charges.

          5.1.6 Dealer agrees to advertise and conduct promotional activities that are lawful and enhance the reputation of Dealer, General Motors and its Products. Dealer will not advertise or conduct promotional activities in a misleading or unethical manner, or that is harmful to the reputation of Dealer, General Motors, or its Products.

5.2 RESPONSIBILITY TO SERVICE

          5.2.1 Dealer agrees to maximize customer satisfaction by providing courteous, convenient, prompt, efficient and quality service to owners of Motor Vehicles, regardless of from whom the Vehicles were purchased. All service will be performed and administered in a professional manner and in accordance with all applicable laws and regulations, this Agreement, and the Service Policies and Procedures Manual, as amended from time to time.


          5.2.2 Dealer agrees to maintain an adequate service and parts organization as recommended by General Motors, including a competent, trained service and parts manager(s),



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
trained service and parts personnel and, where service volume or other conditions make it advisable, a consumer relations manager.

          5.2.3 Dealer and General Motors will each provide the other with such information and assistance as may reasonably be requested by the other to facilitate compliance with applicable laws, regulations, investigations and orders relating to Products.


          5.2.4 To build and maintain consumer confidence in, and satisfaction with, Dealer and General Motors, Dealer will comply with General Motors procedures for the investigation and resolution of Product-related complaints.

          5.2.5 General Motors will make available to Dealer current service and parts manuals, bulletins, and technical data publications relating to Motor Vehicles.

5.3 CUSTOMER SATISFACTION

     Dealer and General Motors recognize that appropriate care for the customer will promote customer satisfaction with General Motors Products and its dealers, which is critically important to our current and future business success. Dealer therefore agrees to conduct its operations in a manner which will promote customer satisfaction with the purchase and ownership experience. General Motors agrees to provide Dealer with reasonable support to assist Dealer's attainment of customer satisfaction.

     General Motors will provide Dealer with a written report at least annually pursuant to the procedures then in effect evaluating Dealer's purchase and delivery customer satisfaction and Dealer's service customer satisfaction. The report will compare Dealer's performance to other same Line-Make dealers in the Region. General Motors will provide a written explanation of the customer satisfaction review process to Dealer.

     General Motors may revise the customer satisfaction evaluation process from time to time. General Motors will consult with the appropriate dealer council before making any changes.

5.4 BUSINESS PLANNING

     General Motors has established a business planning process to assist dealers. Dealer agrees to prepare and implement a reasonable business plan if requested by General Motors. General Motors agrees to provide Dealer with information specific to its dealership, and if requested, to assist Dealer in its business planning as agreed upon by Dealer and General Motors.


5.5 DEALER COUNCIL

     General Motors agrees to establish such dealer councils as appropriate to foster and maintain a positive business relationship between General Motors and its dealers, and to obtain dealer input in General Motors decision-making process. These councils may be established on a national, regional or local basis, and General Motors will consult with dealers in establishing or changing such dealer councils. These councils are intended to provide General Motors with the benefit of dealer advice regarding various decisions which affect dealership operations.


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

5.6 ELECTRONIC COMMUNICATIONS, DATA INTERCHANGE, AND ELECTRONIC TRANSACTIONS

     To provide for effective and efficient communication, data interchange and electronic transactions between General Motors, its dealers, and its customers, General Motors may establish reasonable requirements for Dealer's acquisition and use of certain computer software, computer hardware, and systems in Dealership Operations, including but not limited to use involving or relating to the Internet. General Motors will take into consideration factors such as market conditions, competitive circumstances, and costs in establishing such reasonable requirements. Dealer agrees to comply with those requirements and all restrictions and limitations applicable to such computer software, computer hardware or systems. General Motors will consult with the appropriate dealer council in establishing such requirements.

     General Motors may provide Dealer from time to time certain customer information or other information or data. Dealer agrees to use such information or data only as designated by General Motors, and not to otherwise disclose such information or data without General Motors written permission, unless otherwise required by law. This restriction only applies to information and data provided by General Motors to its dealers, and does not apply to data or information Dealer obtains from its customers or other sources.

                     ARTICLE 6. SALE OF PRODUCTS TO DEALERS

6.1 SALE OF MOTOR VEHICLES TO DEALER

     General Motors will periodically furnish Dealer one or more Motor Vehicle Addenda specifying the current model types or series of new Motor Vehicles which Dealer may purchase under this Agreement. General Motors may change a Motor Vehicle Addendum by furnishing a superseding one, or may cancel an Addendum at any time.

     General Motors will endeavor to distribute new Motor Vehicles among its dealers in a fair and equitable manner. Many factors affect the availability and distribution of Motor Vehicles to dealers, including component availability and available production capacity, sales potential in Dealer's Area of Primary Responsibility, varying consumer demand, weather and transportation conditions, governmental regulations, and other conditions beyond the control of General Motors. General Motors reserves to itself discretion in accepting orders and distributing Motor Vehicles, and its judgments and decisions are final. Upon written request, General Motors will advise Dealer of the total number of new Motor Vehicles, by allocation group, sold to dealers in Dealer's Market Area or Region during the preceding month.


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

6.2 SALE OF PARTS AND ACCESSORIES TO DEALER

     New, reconditioned or remanufactured automotive parts and accessories marketed by General Motors and listed in current Dealer Parts and Accessories Price Schedules or supplements furnished to Dealer are called Parts and Accessories. Orders for Parts and Accessories will be submitted and processed according to written or electronic procedures established by General Motors or other designated suppliers.

6.3 PRICES AND OTHER TERMS OF SALE

          6.3.1 MOTOR VEHICLES

     Prices, destination charges, and other terms of sale applicable to purchases of new Motor Vehicles will be those established according to Vehicle Terms of Sale Bulletins furnished periodically to Dealer.

     Prices, destination charges, and other terms of sale applicable to any Motor Vehicle may be changed at any time. Except as otherwise provided in writing or electronically, changes apply to Motor Vehicles not shipped to Dealer at the time the changes are made effective. Dealer will receive written or electronic notice of any price increase before any Motor Vehicle to which such increase applies is shipped, except for initial prices for a new model year or for any new model or body type. Dealer has the right to cancel or modify the affected orders by delivering written or electronic notice to General Motors within 10 days after its receipt of the price increase notice in accordance with procedures established by General Motors.

     If General Motors offers any incentives to customers or dealers, and payment is conditioned upon the purchase or lease of a new Motor Vehicle, Dealer agrees to comply with the then current applicable policies and procedures in the General Motors Incentive Manual, as amended from time to time.

          6.3.2 PARTS AND ACCESSORIES

     Prices and other terms of sale applicable to Parts and Accessories are established by General Motors according to the Parts and Accessories Terms of Sale Bulletin furnished to Dealer. Prices and other terms of sale applicable to Parts and Accessories may be changed by General Motors at any time. Such changes apply to Parts and Accessories not shipped to Dealer at the time changes become effective.

6.4 INVENTORY

          6.4.1 MOTOR VEHICLE INVENTORY

     Dealer recognizes that customers expect Dealer to have a reasonable quantity and variety of current model Motor Vehicles in inventory. Accordingly, Dealer agrees to purchase and stock and General Motors agrees to make available, subject to Article 6.1, a mix of models and series of Motor Vehicles identified in the Motor Vehicle Addendum in quantities adequate to enable Dealer to fulfill its obligations in its Area of Primary Responsibility.

          6.4.2 PARTS AND ACCESSORIES

     Dealer agrees to stock sufficient Parts and Accessories made available by General Motors to perform warranty repairs and policy adjustments and meet customer demand.

6.5 WARRANTIES ON PRODUCTS

     General Motors warrants new Motor Vehicles and Parts and Accessories (Products) as explained in documents provided with the Products or in the Service Policies and Procedures Manual.

     EXCEPT AS OTHERWISE PROVIDED BY LAW, THE WRITTEN GENERAL MOTORS WARRANTIES ARE THE ONLY WARRANTIES APPLICABLE TO PRODUCTS. WITH RESPECT TO DEALERS, SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR LIABILITIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY LIABILITY FOR COMMERCIAL LOSSES BASED UPON NEGLIGENCE OR MANUFACTURER'S STRICT LIABILITY EXCEPT AS MAY BE PROVIDED UNDER AN ESTABLISHED GENERAL MOTORS PROGRAM OR PROCEDURE. GENERAL MOTORS NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OTHER OBLIGATION OR LIABILITY IN CONNECTION WITH PRODUCTS, AND GENERAL MOTORS MAXIMUM LIABILITY IS TO REPAIR OR REPLACE THE PRODUCT.

                         ARTICLE 7. SERVICE OF PRODUCTS

7.1 SERVICE FOR WHICH GENERAL MOTORS PAYS

          7.1.1 NEW MOTOR VEHICLE PRE-DELIVERY INSPECTIONS AND ADJUSTMENTS

     Because new vehicle delivery condition is critical to customer satisfaction, Dealer agrees to perform specified pre-delivery inspections and adjustments on each new Motor Vehicle and verify completion according to procedures identified in the Service Policies and Procedures Manual.

          7.1.2 WARRANTY AND SPECIAL POLICY REPAIRS

     Dealer agrees to perform (i) required warranty repairs on each qualified Motor Vehicle at the time of pre-delivery service and when requested by owner, and (ii) special policy repairs approved by General Motors. When the vehicle is returned to the owner, Dealer will provide owner a copy and explanation of the repair document reflecting all services performed.

          7.1.3 CAMPAIGN INSPECTIONS AND CORRECTIONS

     General Motors will notify Dealer of suspected unsatisfactory conditions on Products and issue campaign instructions. Dealer agrees to inspect and correct suspected unsatisfactory conditions on Products in accordance with the instructions. Dealer will also determine that campaign inspections and corrections have been made on new and used Motor Vehicles in its inventory prior to sale, and follow-up on Products on which campaigns are outstanding

     General Motors may ship, and Dealer agrees to accept, unordered parts and materials required for campaigns. Upon campaign completion, Dealer will receive credit for excess parts and materials so shipped if they are returned or disposed of according to General Motors instructions.

          7.1.4 PAYMENT FOR PRE-DELIVERY ADJUSTMENTS, WARRANTY, CAMPAIGN AND TRANSPORTATION DAMAGE WORK

     For Dealer's performance of services, pre-delivery inspections and adjustments, warranty repairs, special policy repairs, campaign inspections and corrections, and transportation damage repairs, General Motors will provide or pay Dealer for the Parts and other materials required and will pay Dealer a reasonable amount for labor. Payment will be made according to policies in the Service Policies and Procedures Manual. Dealer will not impose any charge for such service on owners or users except where a deductible or pro-rata charge applies.


7.2 PARTS, ACCESSORIES, AND BODY REPAIRS

          7.2.1 WARRANTY AND POLICY REPAIRS

     Dealer agrees to use only genuine GM or General Motors approved Parts and Accessories in performing warranty repairs, special policy repairs, and any other repairs paid for by General Motors, in accordance with the applicable provisions of the Service Policies and Procedures Manual.

          7.2.2 REPRESENTATIONS AND DISCLOSURES AS TO PARTS AND ACCESSORIES

     In servicing vehicles marketed by General Motors, Dealer agrees to disclose the use of recycled and non-General Motors parts and accessories as set forth in
Article 5.1.1.

          7.2.3 BODY REPAIRS

     Dealer agrees to provide quality body repair service for Motor Vehicles. Dealer can provide this service through its own body shop, or by arrangement with an alternate repair establishment approved by General Motors.

          7.2.4 TOOLS AND EQUIPMENT

     Dealer agrees to provide and maintain on Dealership Premises essential service tools as required by General Motors, and such other tools and equipment as reasonably necessary to fulfill its responsibilities to properly diagnose and service Products. Dealer also agrees to allow General Motors or its designated representative to survey or inspect Dealer's tools and equipment to ensure that they are in good repair and proper calibration to enable Dealer to meet its service responsibilities. In the event a dispute arises from such a survey or inspection, General Motors personnel agree to discuss the matter with the Dealer in order to resolve the dispute.

                               ARTICLE 8. TRAINING

     Properly trained personnel are essential to the success of Dealer and General Motors, and to providing customers with a satisfactory sales and service experience. General Motors agrees to make available or recommend to Dealer product, sales, service and parts, accounting, business management, finance and insurance, and systems training courses for Dealer personnel. General Motors will make such training available through training sites, interactive distance learning, or other appropriate medium as determined by General Motors. General Motors will assist Dealer in determining training requirements and periodically will require that Dealer have personnel attend or participate in specific courses held as conveniently as practicable. Dealer agrees to comply with any such reasonable training requirements and pay any specified training charges. General Motors will consult with the appropriate dealer council prior to determining the training courses or programs from which an individual Dealer's requirements under this Article may be established. Specific minimum service training requirements will be described in General Motors Service Policies and Procedures Manual.

     General Motors will make available personnel to advise and counsel Dealer personnel on sales, service, parts and accessories, and related subjects.



                ARTICLE 9. REVIEW OF DEALER'S SALES PERFORMANCE

     General Motors willingness to enter into this Agreement is based in part on Dealer's commitment to effectively sell and promote the purchase, lease and use of Products in Dealer's Area of Primary Responsibility. The success of General Motors and Dealer depends to a substantial degree on Dealer taking advantage of available sales opportunities.

     Given this Dealer commitment, General Motors will provide Dealer with a written report at least annually pursuant to the procedures then in effect evaluating Dealer's sales performance. The report will compare Dealer's retail sales to retail sales opportunities by segment in Dealer's Area of Primary Responsibility or Area of Geographical Sales and Service Advantage, whichever is applicable. General Motors will provide a written explanation of the sales review process to Dealer. Satisfactory performance of Dealer's sales obligations under Article 5.1 requires Dealer to achieve a Retail Sales Index equal or greater than 100. If Dealer's Retail Sales Index is less than 100, Dealer's sales performance will be rated as provided in the General Motors Sales Evaluation process. General Motors expects Dealer to pursue available sales opportunities exceeding this standard. Additionally, General Motors expectations of its sales and registration performance for a Line-Make in a particular area may exceed this standard for individual dealer compliance.

     In addition to the Retail Sales Index, General Motors will consider any other relevant factors in deciding whether to proceed under the provisions of
Article 13.2 to address any failure by Dealer to adequately perform its sales responsibilities. General Motors will only pursue its rights under Article 13.2 to address any failure by Dealer to adequately perform its sales responsibilities if General Motors determines that Dealer has materially breached its sales performance obligations under this Dealer Agreement.

     General Motors may modify the sales evaluation process from time to time and will consult with the appropriate dealer council before adopting such modifications.

                           ARTICLE 10. CAPITALIZATION

10.1 NET WORKING CAPITAL

     The Capital Standard Addendum reflects the minimum net working capital necessary for Dealer to conduct Dealership Operations. Dealer agrees to maintain at least this level of net working capital. General Motors will issue a new Addendum if changes in operating conditions or General Motors guidelines indicate capital needs have changed materially.



10.2 WHOLESALE FLOORPLAN

     To avoid damage to goodwill which could result if Dealer is financially unable to fulfill its commitments, Dealer agrees to have and maintain a separate line of credit from a creditworthy financial institution reasonably acceptable to General Motors and available to finance the Dealer's purchase of new vehicles in conformance with the policies and procedures established by General Motors. The amount of the line of credit will be sufficient for Dealer to meet its obligations under Article 6.4.


                        ARTICLE 11. ACCOUNTS AND RECORDS

11.1 UNIFORM ACCOUNTING SYSTEM

     A uniform accounting system facilitates an evaluation of Dealer business management practices and the impact of General Motors policies and practices. General Motors therefore agrees to maintain, and Dealer agrees to use and maintain records in accordance with a uniform accounting system set forth in an accounting manual furnished to Dealer. Dealer further agrees to submit to General Motors data in a manner specified by General Motors and on a timely basis.

11.2 APPLICATION FOR PAYMENT

     Dealer also agrees to timely submit true and accurate applications or claims for payments, discounts or allowances; true and correct orders for Products and reports of sale and delivery; and any other reports or statements required by General

Motors, in the manner specified by General Motors, and to retain such records for at least two years.

11.3  EXAMINATION OF ACCOUNTS AND RECORDS

         Dealer agrees to permit any designated representative of General Motors to access, examine, audit, and take copies of any of the accounts and records Dealer is to maintain under the accounting manual and this Agreement. Dealer agrees to make such accounts and records readily available at its facilities during regular business hours. General Motors agrees to furnish Dealer with a list of any reproduced records.

11.4  CONFIDENTIALITY OF DEALER DATA

         General Motors agrees not to furnish any personal or financial data submitted to it by Dealer to any non-affiliated entity unless authorized by Dealer, required by law, or in connection with judicial or administrative proceedings, or to proceedings under the Dispute Resolution Process.

                ARTICLE 12. CHANGES IN MANAGEMENT AND OWNERSHIP

         The parties recognize that customers and authorized dealers, as well as shareholders and employees of General Motors, have a vital interest in the continued success and efficient operation of General Motors dealer network. Accordingly, General Motors has the responsibility of continuing to administer the network to ensure that dealers are owned and operated by qualified persons able to meet the requirements of this Agreement.

12.1  SUCCESSION RIGHTS UPON DEATH OR INCAPACITY

                  12.1.1  SUCCESSOR ADDENDUM

         Dealer can apply for a Successor Addendum designating a proposed dealer operator and/or owners of a successor dealer to be established if this Agreement expires or is terminated because of death or incapacity. General Motors will execute the Addendum provided Dealer is meeting its obligations under this Agreement and under any Dealer Agreement which Dealer may have with General Motors for the conduct of Dealership Operations at the approved location; and the proposed dealer operator is, and will continue to be, employed full-time by Dealer or a comparable automotive dealership, and is already qualified or is being trained to qualify as a dealer operator; and provided all other proposed owners are acceptable.

         Upon expiration of this Agreement, General Motors will, upon Dealer's request, execute a new successor addendum provided a new and superseding dealer agreement is executed with Dealer, and Dealer, the proposed dealer operator and dealer owners are then qualified as described above.

                  12.1.2  ABSENCE OF SUCCESSOR ADDENDUM

         If this Agreement expires or is terminated because of death or incapacity and Dealer and General

Motors have not executed a Successor Addendum, the Dealer Operator or, if there is not a remaining Dealer Operator, the remaining dealer owners may propose a successor dealer to continue the operations identified in this Agreement. The proposal must be made to General Motors in writing at least 30 days prior to the expiration or termination of this Agreement, including any deferrals. If there are more than one dealer owners remaining, these persons may only propose a successor dealer if they can agree on such proposal.

                  12.1.3  SUCCESSOR DEALER REQUIREMENTS

         General Motors will accept a proposal to establish a successor dealer submitted by a proposed dealer operator under this Article 12.1 provided:

         (a) the proposed successor dealer and the proposed dealer operator are ready, willing and able to meet the requirements of a new dealer agreement at the approved location(s).

         (b) General Motors approves the proposed dealer operator and all proposed owners not previously approved for the existing Dealership Operations.

         (c) all outstanding monetary obligations of Dealer to General Motors have been satisfied.

                  12.1.4  TERM OF NEW DEALER AGREEMENT

         The dealer agreement offered a successor dealer will be for a three-year term. General Motors will notify the successor dealer in writing at least 90 days prior to the expiration date whether the successor dealer has performed satisfactorily and, if so, that General Motors will offer a new Dealer Agreement.

                  12.1.5  LIMITATION ON OFFERS

         Dealer will be notified in writing of the decision on a proposal to establish a successor dealer submitted under Article 12.1 within 60 days after General Motors has received from Dealer all applications and information reasonably requested by General Motors. General Motors may condition its offer of a dealer agreement on the relocation of dealership operations to an approved location by successor dealer within a reasonable time. General Motors offer of a new dealer agreement under this Article 12.1 will automatically expire if not accepted in writing by the proposed successor dealer within 60 days after it receives the offer.

                  12.1.6  CANCELLATION OF ADDENDUM

         Dealer may cancel an executed Successor Addendum at any time prior to the death of a Dealer Operator or the incapacity of Dealer Operator. General Motors may cancel an executed Successor Addendum only if the proposed dealer operator is no longer qualified under Article 12.1.1.

12.2  OTHER CHANGES IN OWNERSHIP OR MANAGEMENT

         If Dealer proposes a change in Dealer Operator, a change in ownership, or a transfer of the dealership business or its principal assets to any person conditioned upon General Motors entering into a Dealer Agreement with that person, General Motors will consider Dealer's proposal and not arbitrarily refuse to approve it, subject to the following:

                  12.2.1 Dealer agrees to give General Motors prior written notice of any proposed change or transfer described above. Dealer understands that if any such change is made prior to General Motors approval of the proposal, termination of this Agreement will be warranted and General
Motors will have no further obligation to consider Dealer's proposal.

     12.2.2 General Motors agrees to consider Dealer's proposal, taking into account factors such as (a) the personal, business, and financial qualifications of the proposed dealer operator and owners, and (b) whether the proposed change is likely to results in a successful dealership operation with acceptable management, capitalization, and ownership which will provide satisfactory sales, service, and facilities at an approved location, while promoting and preserving competition and customer satisfaction.

     12.2.3 General Motors will notify Dealer in writing of General Motors decision on Dealer's proposal within 60 days after General Motors has received from Dealer all applications and information reasonably requested by General Motors. If General Motors disagrees with the proposal, it will specify its reasons. General Motors may request that Dealer submit such applications and information in writing or electronically.

     12.2.4 Any material change in Dealer's proposal, including change in price, facilities, capitalization, proposed owners, or dealer operator, will be considered a new proposal, and the time period for General Motors to respond shall recommence.

     12.2.5 General Motors prior written approval is not required where the transfer of equity ownership or beneficial interest to an individual is (a) less than ten percent in a calendar year, and (b) between existing dealer owners previously approved by General Motors where there is no change in majority ownership or voting control. Dealer agrees to notify General Motors within 30 days of the date of the change and to execute a new Dealer Statement of Ownership.

     12.2.6 General Motors is not obligated to approve any proposed changes in management or ownership under this Article unless Dealer makes arrangements acceptable to General Motors to satisfy any indebtedness of Dealer to General Motors and other commitments of Dealer to General Motors.

12.3 RIGHT OF FIRST REFUSAL TO PURCHASE

         12.3.1 CREATION AND COVERAGE

     If Dealer submits a proposal for a change of ownership under Article 12.2, General Motors will have a right of first refusal to purchase the dealership assets or stock and such other rights proposed to be transferred regardless of whether the proposed buyer is qualified to be a dealer. If General Motors chooses to exercise this right, it will do so in its written response to Dealer's proposal. General Motors will have a reasonable opportunity to inspect the assets, including real estate, and corporate records before making its decision.

                  12.3.2  PURCHASE PRICE AND OTHER TERMS OF SALE

                           (a)  BONA FIDE AGREEMENT

         If Dealer has entered into a bona fide written buy/sell agreement, the purchase price and other terms of sale will be those set forth in such agreement and any related documents, unless Dealer and General Motors agree to other terms.

         Upon General Motors request, Dealer agrees to provide all documents relating to the proposed transfer. If Dealer refuses to provide such documentation or state in writing that such documents do not exist, it will be presumed that the agreement is not bona fide.

                           (b)  ABSENCE OF BONA FIDE AGREEMENT

         In the absence of a bona fide written buy/sell agreement, the purchase price of the dealership assets or stock and such other rights as proposed to be transferred will be determined by good faith negotiations by Dealer and General Motors. If agreement cannot be reached within a reasonable time, the price and other terms of sale will be established by arbitration according to the rules of the American Arbitration Association.

                  12.3.3  CONSUMMATION

         Dealer agrees to transfer the property by Warranty Deed, where possible, conveying marketable title free and clear of liens and encumbrances. The Warranty Deed will be in proper form for recording and Dealer will deliver complete possession of the property when the Deed is delivered. Dealer will also furnish copies of any easements, licenses or other documents affecting the property and assign any permits or licenses necessary for the conduct of Dealership Operations.

                  12.3.4  ASSIGNMENT

         General Motors rights under this section may be assigned to any third party ("Assignee"). If there is an assignment, General Motors will guarantee full payment of the purchase price by the Assignee. General Motors shall have the opportunity to discuss the terms of the buy/sell agreement with the potential Assignee(s).

         General Motors rights under this Article are binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets or stock and such other rights as proposed to be transferred.

                  12.3.5  TRANSFER INVOLVING FAMILY MEMBERS AND DEALER
                          MANAGEMENT

         When the proposed change of ownership involves a transfer by a dealer owner solely to a member or members of his or her immediate family, or to a qualifying member of Dealer's Management, General Motors right of first refusal will not apply. An "immediate family member" shall be the spouse, child, grandchild, spouse of a child or grandchild, brother, sister or parent of the dealer owner. A "qualifying member of Dealer's Management" shall be an individual who has been employed by Dealer for at least two years and otherwise qualifies as a dealer operator.

                  12.3.6  EXPENSES

         If General Motors exercises its right of first refusal, General Motors agrees to pay the proposed owner the reasonable expenses, including reasonable attorney fees, that do not exceed the usual, customary, and reasonable fees charged for similar work done for other clients, and that are incurred by the proposed owner in negotiating and implementing the contract for the proposed change in Dealer ownership before General Motors gives notice of its exercise of its right of first refusal. The proposed owner must provide a reasonable accounting and documentation of such expenses to receive such reimbursement.

                ARTICLE 13.  BREACHES AND OPPORTUNITY TO REMEDY

13.1  CERTAIN ACTS OR EVENTS

         The following acts or events, which are within the control of Dealer or originate from action taken by Dealer or its management or owners, are material breaches of this Agreement. If General Motors learns that any of the acts or events has occurred, it may notify the Dealer in writing. If notified, Dealer will be given the opportunity to respond in writing within 30 days of receipt of the notice, explaining or correcting the situation to General Motors satisfaction.

                  13.1.1 The removal, resignation, withdrawal, or elimination from Dealer for any reason of any Dealer Operator or dealer owner without General Motors prior written approval.

                  13.1.2 Any attempted or actual sale, transfer, or assignment by Dealer of this Agreement or any of the rights granted Dealer hereunder, or any attempted or actual transfer, assignment or delegation by Dealer of any of the responsibilities assumed by it under this Agreement contrary to the terms of this Agreement.

                  13.1.3 Any change, whether voluntary or involuntary, in the record or beneficial ownership of Dealer as set forth in the Dealer Statement of Ownership furnished by Dealer, unless permitted by Article 12.2.5 or pursuant to General Motors written approval.

                  13.1.4 Any undertaking by Dealer or any of its owners to conduct, either directly or indirectly, any of the Dealership Operations at any un-approved location.

                  13.1.5 Any sale, transfer, relinquishment, discontinuance, or change of use by Dealer of any of the Dealership Premises or other principal assets required in the conduct of the Dealership Operations, without General Motors prior written approval.

                  13.1.6 Any dispute among the owners or management personnel of Dealer which, in General Motors opinion, may adversely affect the Dealership Operations or the interests of Dealer or General Motors.

                  13.1.7 Refusal by Dealer to timely furnish sales, service or financial information and related supporting data, or to permit General Motors examination or audit of Dealer's accounts and records.

                  13.1.8 A finding by a government agency or court of original jurisdiction or a settlement arising from charges that Dealer, or a predecessor of Dealer owned or controlled by the same person, had committed a misdemeanor or unfair or deceptive business practice which, in General Motors opinion, may adversely affect the reputation or interests of Dealer or General Motors.

                  13.1.9 Willful failure of Dealer to comply with the provisions of any laws or regulations relating to the sale or service of Products.

                  13.1.10 Submission by Dealer of false applications or reports, including false orders for Products or reports of delivery or transfer of Products.

                  13.1.11 Failure of Dealer to maintain the line of credit required by Article 10.

                  13.1.12 Failure of Dealer to timely pay its obligations to General Motors.

                  13.1.13 Refusal by Dealer to permit General Motors or any designated representative of General Motors to access, examine, audit, or take copies of any of the accounts or records Dealer is to maintain under the accounting manual and this Agreement.

                  13.1.14 Any other material breach of Dealer's obligations under this Agreement not otherwise identified in this Article 13 or in Article 14.

         If Dealer's response demonstrates that the breach has been corrected, or otherwise explains the circumstances to General Motors satisfaction, then General Motors shall confirm this fact in writing to Dealer. If, however, Dealer's response does not demonstrate that the breach has been corrected, or explain the circumstances to General Motors satisfaction, termination is warranted and General Motors may terminate this Agreement upon written notice to Dealer. Termination will be effective 60 days following Dealer's receipt of the notice.

13.2  FAILURE OF PERFORMANCE BY DEALER

         If General Motors determines that Dealer's Premises are not acceptable, or that Dealer has failed to adequately perform its sales or service responsibilities, including those responsibilities relating to customer satisfaction and training, General Motors will review such failure with Dealer.

         As soon as practical thereafter, General Motors will notify Dealer in writing of the nature of Dealer's failure and of the period of time (which shall not be less than six months) during which Dealer will have the opportunity to correct the failure.

         If Dealer does correct the failure by the expiration of the period, General Motors will so advise the Dealer in writing. If, however, Dealer remains in material breach of its obligations at the expiration of the period, General Motors may terminate this Agreement by giving Dealer 90 days advance written notice.


                     ARTICLE 14.  TERMINATION OF AGREEMENT

14.1  BY DEALER

         Dealer has the right to terminate this Agreement without cause at any time upon written notice to General Motors. Termination will be effective 30 days after General Motors receipt of the notice, unless otherwise mutually agreed in writing.

14.2  BY AGREEMENT

         This Agreement may be terminated at any time by written agreement between General Motors and Dealer. Termination assistance will apply only as specified in the written termination agreement.

14.3  FAILURE TO BE LICENSED

         If General Motors or Dealer fails to secure or maintain any license required for the performance of obligations under this Agreement or such license is suspended or revoked, either party may terminate this Agreement by giving the other party fifteen days written notice. Dealer may only conduct Dealership Operations if permitted by law.

14.4  INCAPACITY OF DEALER OPERATOR

         Because this is a Personal Services Agreement, General Motors may terminate this Agreement by written notice to Dealer if Dealer Operator is so physically or mentally incapacitated that the Dealer Operator is unable to actively exercise full managerial authority. The effective date of termination will be stated in such written notice and will be not less than three months after receipt of such notice.

14.5  ACTS OR EVENTS

         If General Motors learns that any of the following has occurred, it may terminate this Agreement by giving Dealer written notice of termination. Termination will be effective on the date specified in the notice.

         14.5.1 Conviction in a court of original jurisdiction of Dealer, or a predecessor of Dealer owned or controlled by the same person, or any Dealer Operator or dealer owner of any felony.

         14.5.2 Insolvency of Dealer; or filing by or against Dealer of a petition in bankruptcy; or filing of a proceeding for the appointment of a receiver or trustee for Dealer, provided such filing or appointment is not dismissed or vacated within thirty days; or execution by Dealer of an assignment for the benefit of creditors or any foreclosure or other due process of law whereby a third party acquires rights to the operation, ownership or assets of Dealer.

         14.5.3 Failure of Dealer to conduct customary sales and service operations during customary business hours for seven consecutive business days.

         14.5.4 Any misrepresentation to General Motors by Dealer or by any Dealer Operator or owner in applying for this Agreement, or in identifying the Dealer Operator, or record of beneficial ownership of Dealer.

         14.5.5 Submission by Dealer of false applications or claims for any payment, credit, discount, or allowance, including false applications in connection with incentive activities, where the false information was submitted to generate a payment to Dealer for a claim which would not otherwise have qualified for payment.

         Termination for failure to correct other breaches will be according to the procedures outlined in Article 13.

14.6 RELIANCE ON ANY APPLICABLE TERMINATION PROVISION

         The terminating party may select the provision under which it elects to terminate without reference in its notice to any other provision that may also be applicable. The terminating party subsequently also may assert other grounds for termination.

14.7 TRANSACTIONS AFTER TERMINATION

         14.7.1 EFFECT ON ORDERS

         If Dealer and General Motors do not enter into a new Dealer Agreement when this Agreement expires or is terminated, all of Dealer's outstanding orders for Products will be automatically canceled except as provided in this
Article 14.7.

         Termination of this Agreement will not release Dealer or General Motors from the obligation to pay any amounts owing the other, nor release Dealer from the obligation to pay for Special Vehicles if General Motors has begun processing such orders prior to the effective date of termination.

         14.7.2 TERMINATION DELIVERIES

         If this Agreement is voluntarily terminated by Dealer or expires or is terminated because of the death or incapacity of a Dealer Operator or death of a Dealer Owner, without a termination or expiration deferral, General Motors will use its best efforts consistent with its distribution procedures to furnish Dealer with Motor Vehicles to fill Dealer's bona fide retail sold orders with customers as of the effective date of termination or expiration, not to exceed, however, the total number of Motor Vehicles invoiced to Dealer for retail sale during the three months immediately preceding the effective date of termination.

         14.7.3 EFFECT OF TRANSACTIONS AFTER TERMINATION

     Neither the sale of Products to Dealer nor any other act by General Motors or Dealer after termination of this Agreement will be construed as a waiver of the termination.

                       ARTICLE 15. TERMINATION ASSISTANCE

15.1 DEFERRAL OF EFFECTIVE DATE

     If this Agreement is scheduled to expire or terminate because of the death or incapacity of a Dealer Operator or the death of a Dealer Owner and Dealer requests an extension of the effective date of expiration or termination thirty days prior to such date, General Motors will defer the effective date for up to a total of eighteen months after such death or incapacity occurs to assist Dealer in winding up its Dealership Operations.

15.2 PURCHASE OF PERSONAL PROPERTY

         15.2.1 GENERAL MOTORS OBLIGATIONS

     If this Agreement: a) expires or is terminated by Dealer, and General Motors does not offer Dealer or a replacement dealer a new dealer agreement, or
b) is terminated by General Motors for cause under the Dealer Agreement, General Motors will offer to purchase the following items of personal property (herein called Eligible Items) from Dealer at the prices indicated:

     (a) New and unused Motor Vehicles of the current model year purchased by Dealer from General Motors at a price equal to the net prices and charges that were paid to General Motors;

     (b) Any signs owned by Dealer of a type recommended in writing by General Motors and bearing any Marks at a price agreed upon by General Motors and Dealer. If General Motors and Dealer cannot agree on a price, they will select a third party who will set the price;

     (c) Any essential tools recommended by General Motors and designed specifically for service of Motor Vehicles that General Motors offered for sale during the three years preceding termination at prices established in accordance with the applicable pricing formula in the Service Policies and Procedures Manual; and

     (d) Unused and undamaged Parts and Accessories that (i) are still in the original, re-salable merchandising packages and in unbroken lots (in the case of sheet metal, a comparable substitute for the original package may be used);
(ii) are listed for sale in the then current Dealer Parts and Accessories Price Schedules (except those items marked NOT ELIGIBLE Parts and Accessories); and
(iii) were purchased by Dealer either directly from General Motors or from an outgoing dealer as a part of Dealer's initial Parts and Accessories inventory. Prices will be those dealer prices in effect at the time General Motors receives the Parts and Accessories, less any applicable allowances whether or not any such allowances were made to Dealer when Dealer purchased the Parts and Accessories. In addition, an allowance of five percent of dealer price for packing costs and reimbursement for transportation charges to the destination specified by General Motors will be credited to Dealer's account.

         15.2.2 DEALER'S RESPONSIBILITIES

     General Motors obligation to purchase Eligible Items is subject to Dealer fulfilling its responsibility under this subsection.

     Within fifteen days following the effective date of termination or expiration of this Agreement, Dealer will furnish General Motors with a list of vehicle identification numbers and such other information as General Motors may request pertaining to eligible Motor Vehicles. Dealer will deliver the eligible Motor Vehicles to a destination determined by General Motors that will be in a reasonable proximity to Dealer's Premises.

     Within two months following the effective date of termination or expiration of this Agreement, Dealer will mail or deliver to General Motors a complete and separate list of each of the Eligible Items other than Motor Vehicles. Dealer will retain the Eligible Items until receipt of written shipping instructions from General Motors. Within thirty days after receipt of instructions, Dealer will ship the Eligible Items, transportation charges prepaid, to the destinations specified in the instructions.

     Dealer will take action and execute and deliver such instruments as necessary to (a) convey to General Motors good and marketable title to all Eligible Items to be purchased, (b) comply with the requirements of any applicable state law relating to bulk sales or transfer, and (c) satisfy and discharge any liens or encumbrances on Eligible Items prior to their delivery to General Motors.

         15.2.3 PAYMENT

     Subject to Article 17.10, General Motors will pay for the Eligible Items as soon as practicable following their delivery to the specified destinations. Payment may be made directly to anyone having a security or ownership interest in the Eligible Items.

     If General Motors has not paid Dealer for the Eligible Items within two months after delivery, and if Dealer has fulfilled its termination obligations under this Agreement, General Motors will, at Dealer's written request, estimate the purchase price of the unpaid Eligible Items and all other amounts owed Dealer by General Motors. After deducting the amounts estimated to be owing General Motors and its subsidiaries by Dealer, General Motors will pay Dealer 75 percent of the net amount owed Dealer and will pay the balance, if any, as soon as practicable thereafter.

         15.2.4 REPLACEMENT DEALER

     If Dealer intends to terminate its Dealer Agreement and General Motors has approved a replacement dealer, the Dealer or replacement dealer may submit electronically to General Motors prior to the closing a listing of the Dealer's parts inventory, and General Motors will advise the Dealer or replacement dealer within thirty days what parts General Motors is willing to repurchase under General Motors policies and procedures then in effect upon Dealer's termination of its Dealer Agreement. General Motors will assist the replacement dealer in establishing an appropriate Motor Vehicle inventory as provided in
Article 6.4.1.

15.3  ASSISTANCE ON PREMISES

                  15.3.1  GENERAL MOTORS OBLIGATION

         Subject to Article 17.10, General Motors agrees to give Dealer assistance in disposing of the Premises as provided below if (i) this Agreement expires for any reason or is terminated by General Motors under Articles 13.2 or 14.4 and (ii) Dealer is not offered a new Dealer Agreement. Such assistance shall be given only on Premises that are described in the Location and Premises Addendum and only if:

         (a) they are used solely for Dealership Operations (or similar dealership operations under other agreements with General Motors which will be terminated simultaneously with this Agreement); and

         (b) they are not substantially in excess of space requirements at the time of termination or, if they are substantially in excess, they became excessive because of a reduction in the requirements applicable to Dealer's facilities.

         Any Dealer request for such assistance must be in writing and received by General Motors within thirty days of the expiration or termination of this Agreement.

         Premises that consist of more than one parcel of property or more than one building, each of which is separately usable, distinct and apart from the whole or any other part with appropriate ingress or egress, shall be considered separately under this Article 15.3.

                  15.3.2  OWNED PREMISES

         General Motors will provide assistance on owned Premises by either (a) locating a purchaser who will offer to purchase the Premises at a reasonable price, or (b) locating a lessee who will offer to lease the Premises. If General Motors does not locate a purchaser or lessee within a reasonable time, General Motors will itself either purchase or, at its option, lease the Premises for a reasonable term at a reasonable rent. If the cause of termination or expiration is a death or the incapacity of the Dealer Operator, General Motors may instead pay Dealer a sum equal to a reasonable rent for a period of twelve months immediately following the effective date of termination or expiration of this Agreement.

                  15.3.3  LEASED PREMISES

         General Motors will provide assistance on leased Premises by either:

         (a) locating a tenant(s), satisfactory to lessor, who will sublet for the balance of the lease or assume it; or

         (b) arranging with the lessor for the cancellation of the lease without penalty to Dealer; or

         (c) reimbursing Dealer for the lesser of the rent specified in the lease or settlement agreement or a reasonable rent for a period equal to the lesser of twelve months from the effective date or termination or expiration of the balance of the lease term.

         Upon request, Dealer will use its best efforts to effect a settlement of the lease with the lessor subject to General Motors prior approval of the terms. General Motors is not obligated to reimburse Dealer for rent for any month during which the Premises are occupied by Dealer or anyone else, after the first month following the effective date of termination or expiration.

                  15.3.4  RENT AND PRICE

         General Motors and Dealer will fix the amount of a reasonable rent and a reasonable price for the Premises by agreement at the time Dealer requests assistance. The factors to be considered in fixing those amounts are:

         (a) the adequacy and desirability of the Premises for a dealership operation; and

         (b) the fair market value of the Premises. If General Motors and Dealer cannot agree, the fair market value will be determined by the median appraisal of three qualified real estate appraisers, of whom Dealer and General Motors will each select one and the two selected will select the third. The cost of appraisals will be shared equally by Dealer and General Motors.


                  15.3.5  LIMITATIONS ON OBLIGATION TO PROVIDE ASSISTANCE

         General Motors will not be obligated to provide assistance on Premises if Dealer:

         (a) fails to accept a bona fide offer from a prospective purchaser, sub-lessee or assignee;

         (b) refuses to execute a settlement agreement with the lessor if the agreement would be without cost to Dealer;

         (c) refuses to use its best efforts to effect a settlement when requested by General Motors; or

         (d) refuses to permit General Motors to examine Dealer's books and records if necessary to verify claims of Dealer under this Article.

         Any amount payable by General Motors as rental reimbursement or reasonable rent shall be proportionately reduced if the Premises are leased or sold to another party during the period for which such amount is payable. Payment of rental reimbursement or reasonable rent is waived by Dealer if it does not file its claim therefor within two months after the expiration of the period covered by the payment. Upon request, Dealer will support its claim with satisfactory evidence of its accuracy and reasonableness.


                    ARTICLE 16.  DISPUTE RESOLUTION PROCESS

         Dealer and General Motors recognize that it is desirable to resolve disputes in a fair, prompt, and cost efficient manner. Therefore, except for the matters specified below, and except as otherwise specifically agreed upon in writing between Dealer and General Motors, Dealer and General Motors agree to mediate any dispute arising under this Agreement or applicable law using the General Motors Dispute Resolution Process then in effect, a copy of which has been provided to Dealer, before using other remedies available under federal, state or local law. The matters ineligible for mediation include: (i) terminations due to insolvency, a dealer's failure to conduct customary sales and service operations during customary business hours for at least seven consecutive business days, license revocation, fraud or felony convictions (ii) disputes requiring participation by a third party who does not agree to participate in the mediation, and (iii) disputes of General Motors Policies or Procedures as applied to dealers generally. Dealer or General Motors may file simultaneously with a court or administrative agency if necessary to retain its rights under applicable law. Mediation under the General Motors Dispute Resolution Process is mandatory, but mediation is not binding on the parties unless the parties agree upon a solution. If a dispute is not resolved through mediation, Dealer and General Motors may agree to resolve this dispute through voluntary binding arbitration available under the General Motors Dispute Resolution Process.

         The General Motors Dispute Resolution Process is set forth in a separate booklet, and this Process will be administered by a Joint Mediation/Arbitration Committee composed of dealers and General Motors representatives. General Motors may amend the Process from time to time, but will consult with the Joint Mediation/Arbitration Committee before making any changes.

                        ARTICLE 17.  GENERAL PROVISIONS

17.1  NO AGENT OR LEGAL REPRESENTATIVE STATUS

         This Agreement does not make either party the agent or legal representative of the other for any purpose, nor does it grant either party authority to assume or create any obligation on behalf of or in the name of the others. No fiduciary obligations are created by this Agreement.

17.2  RESPONSIBILITY FOR OPERATIONS

         Except as provided in this Agreement, Dealer is solely responsible for all expenditures, liabilities and obligations incurred or assumed by Dealer for the establishment and conduct of its operations.

17.3  TAXES

         Dealer is responsible for all local, state, federal, or other applicable taxes and tax returns related to its dealership business and will hold General Motors harmless from any related claims or demands made by any taxing authority.

17.4  INDEMNIFICATION BY GENERAL MOTORS

         General Motors will assume the defense of Dealer and indemnify Dealer against any judgment for monetary damages or rescission of contract, less any offset recovered by Dealer, in any lawsuit naming Dealer as a defendant relating to any Product that has not been altered when the lawsuit concerns:

                  17.4.1 Breach of the General Motors warranty related to the Product, bodily injury or property damage claimed to have been caused solely by a defect in the design, manufacture, or assembly of a Product by General Motors (other than a defect which should have been detected by Dealer in a reasonable inspection of the Product);

                  17.4.2 Failure of the Product to conform to the description set forth in advertisements or product brochures distributed by General Motors because of changes in standard equipment or material component parts unless Dealer received notice of the changes prior to retail delivery of the affected Product by Dealer; or

         17.4.3 Any substantial damage to a Product purchased by Dealer from General Motors which has been repaired by General Motors unless Dealer has been notified of the repair prior to retail delivery of the affected Product.

         If General Motors reasonably concludes that allegations other than those set forth in 17.4.1, 17.4.2, or 17.4.3 above are being pursued in the lawsuit, General Motors shall have the right to decline to accept the defense or indemnify dealer or, after accepting the defense, to transfer the defense back to Dealer and withdraw its agreement to indemnify Dealer.

         Procedures for requesting indemnification, administrative details, and limitations are contained in the Service Policies and Procedures Manual under "Indemnification." The obligations assumed by General Motors are limited to those specifically described in this Article and in the Service Policies and Procedures Manual and are conditioned upon compliance by Dealer with the procedures described in the Manual. This Article shall not affect any right either party may have to seek indemnification or contribution under any other contract or by law and such rights are hereby expressly preserved.

17.5  TRADEMARKS AND SERVICE MARKS

         General Motors or affiliated companies are the exclusive owners or licensees of the various trademarks, service marks, names and designs (Marks) used in connection with Products and services.

         Dealer is granted the non-exclusive right to display Marks in the form and manner approved by General Motors in the conduct of its dealership business. Dealer agrees to permit any designated representative of General Motors upon the Premises during regular business hours to inspect Products or services in connection with Marks.

         Dealer will not apply to register any Marks either alone or as part of another mark, and will not take any action which may adversely affect the validity of the Marks or the goodwill associated with them. Dealer will not apply to register any name which includes a Mark as an Internet domain name without General Motors prior written approval.

         Dealer agrees to purchase and sell goods bearing Marks only from parties authorized or licensed by General Motors.

         Marks may be used as part of the Dealer's name with General Motors written approval. Dealer agrees to change or discontinue the use of any Marks upon General Motors request.

         Dealer agrees that no company owned by or affiliated with Dealer or any of its owners may use any Mark to identify a business without General Motors written permission.

         Upon termination of this Agreement, Dealer agrees to immediately discontinue, at its expense, all use of Marks. Thereafter, Dealer will not use, either directly or indirectly, any Marks or any other confusingly similar marks in a manner that General Motors determines is likely to cause confusion or mistake or deceive the public.

     Dealer will reimburse General Motors for all legal fees and other expenses incurred in connection with action to require Dealer to comply with this Article 17.5.


17.6   NOTICES

     Any notice required to be given by either party to the other in connection with this Agreement will be in writing and delivered personally or by first class or express mail or by facsimile, or electronically as provided in this Agreement. Notices to Dealer will be directed to Dealer or its representatives at Dealer's principal place of business and, except for indemnification requests made pursuant to Article 17.4, notices by Dealer will be directed to the appropriate Regional General Manager of General Motors.


17.7   NO IMPLIED WAIVERS

     The delay or failure of either party to require performance by the other party or the waiver by either party of a breach of any provision of this Agreement will not affect the right to subsequently require such performance.


17.8   ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES

     Dealer has not paid any fee for this Agreement. Neither this Agreement nor any right granted by this Agreement is a property right.

     Except as provided in Article 12, neither this Agreement nor the rights or obligations of Dealer may be sold, assigned, delegated, encumbered or otherwise transferred by Dealer.

     General Motors may assign this Agreement and any rights, or delegate any obligations, under this Agreement to any affiliated or successor company, and will provide Dealer written notice of such assignment or delegation. Such assignment or delegation shall not relieve General Motors of liability for the performance of its obligations under this Agreement.


17.9   NO THIRD PARTY BENEFIT INTENDED

     This Agreement is not enforceable by any third parties and is not intended to convey any rights or benefits to anyone who is not a party to this Agreement.

17.10  ACCOUNTS PAYABLE

     All monies or accounts due Dealer are net of Dealer's indebtedness to General Motors and its subsidiaries. In addition, General Motors may deduct any amounts due or to become due from Dealer to General Motors or its subsidiaries, or any amounts held by General Motors, from any sums or accounts due or to become due from General Motors, or its subsidiaries.


17.11   SOLE AGREEMENT OF PARTIES

     Except as provided in this Agreement or in any other unexpired written agreements executed by both parties, General Motors has made no promises to Dealer, Dealer Operator, or dealer owner and there are no other agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to any of the subject matters covered by this Agreement.

         Except as otherwise provided herein, this Agreement cancels and supersedes all previous agreements between the parties that relate to any matters covered herein, except as to any monies which may be owing between the parties and any other unexpired written agreements executed by both parties.

         No agreement between General Motors and Dealer which relates to matters covered herein, and no change in, addition to (except the filling in of blank lines) or erasure of any printed portion of this Agreement, will be binding unless permitted under the terms of this Agreement or related documents, or approved in a written agreement executed as provided in this Agreement.

17.12  APPLICABLE LAW AGREEMENT

         This agreement is governed by the laws of the State of Michigan. However, if performance under this Agreement is illegal under a valid law of any jurisdiction where such performance is to take place, performance will be modified to the minimum extent necessary to comply with such law if it was effective as of the effective date of this Agreement.

17.13  SUPERSEDING DEALER AGREEMENTS

         If General Motors offers a superseding form of dealer agreement or an amendment to the dealer agreement to General Motors dealers generally at any time prior to expiration of this Agreement, General Motors may terminate this Agreement by ninety days prior written notice to Dealer, provided General Motors offers Dealer a dealer agreement in the superseding form for a term of not less than the un-expired term of this Agreement.

         Unless otherwise agreed in writing, the rights and obligations of Dealer that may otherwise become applicable upon termination or expiration of the term of this Agreement shall not be applicable if General Motors and Dealer execute a superseding dealer agreement, and the matured rights and obligations of the parties hereunder shall continue under the new agreement.

         Dealer's performance under any prior agreement may be considered in an evaluation of Dealer's performance under this or any succeeding agreement.

                                    GLOSSARY

AREA OF PRIMARY RESPONSIBILITY -- The geographic area designated by General Motors from time to time in a Notice of Area of Primary Responsibility.

DEALER -- The corporation, partnership, proprietorship, limited liability corporation, or limited liability partnership that signs the Dealer Agreement with General Motors.

DEALER AGREEMENT -- The Dealer Sales and Service Agreement, including the Agreement proper that is executed, the Standard Provisions, and all of the related Addenda.

DEALERSHIP OPERATIONS -- All operations contemplated by the Dealer Agreement. These operations include the sale and service of Products and any other activities undertaken by Dealer related to Products, including rental and leasing operations, used vehicle sales and body shop operations, finance and insurance operations, any electronic commerce, and any service of other General Motors motor vehicles authorized by General Motors, whether conducted directly or indirectly by Dealer.

GENERAL MOTORS -- General Motors Corporation.

INCENTIVES MANUAL -- The Manual issued periodically which details certain policies and procedures related to dealer or customer incentives or promotions.

LINE-MAKE -- A brand of General Motors Motor Vehicles, or a brand used to badge motor vehicles for another manufacturer. For this Dealer Agreement, the General Motors brands are Chevrolet Passenger Vehicles and Light Duty Trucks, Chevrolet Medium Duty Trucks, Pontiac Motor Vehicles, Oldsmobile Motor Vehicles, Buick Motor Vehicles, Cadillac Motor Vehicles, GMC Light Duty Trucks, and GMC Medium Duty Trucks.

PRODUCTS -- Motor Vehicles, Parts and Accessories.

MOTOR VEHICLES -- All current model types or series of new motor vehicles specified in any Motor Vehicle Addendum incorporated into this Agreement and all past General Motors motor vehicles marketed through Motor Vehicle Dealers.

SERVICE POLICIES AND PROCEDURES MANUAL -- The Manual issued periodically which details certain administrative and performance requirements for Dealer service under the Dealer Agreement.

SPECIAL VEHICLES -- Motor Vehicles that have limited marketability because they differ from standard specifications or incorporate special equipment.

                               DISPUTE RESOLUTION
                                    PROCESS









                           GENERAL MOTORS CORPORATION

                         THE GENERAL MOTORS CORPORATION
                           DISPUTE RESOLUTION PROCESS

                               TABLE OF CONTENTS



                                                                            PAGE

         PREAMBLE                                                             1

         JOINT MEDIATION/ARBITRATION COMMITTEE                                1

         MANDATORY MEDIATION
           A.  MATTERS TO BE MEDIATED                                         1
           B.  MEDIATION AND TIME SCHEDULE                                    2
           C.  MEDIATION PANEL                                                3
           D.  MEDIATION PANEL SELECTION                                      3
           E.  EXCHANGE OF INFORMATION BEFORE THE MEDIATION                   4
           F.  USE OF LEGAL COUNSEL AND EXPERTS                               4

         VOLUNTARY BINDING ARBITRATION                                        4
           A.  REQUEST FOR ARBITRATION                                        4
           B.  ARBITRATION PANEL SELECTION                                    5
           C.  DISCOVERY                                                      5
           D.  ARBITRATION SUMMARY                                            6
           E.  USE OF LEGAL COUNSEL AND EXPERTS                               6
           F.  ARBITRATION HEARING                                            6
           G.  POST HEARING BRIEFS                                            6
           H.  DECISION                                                       7

         GENERAL                                                              7
           A.  CONFIDENTIALITY                                                7
           B.  DISQUALIFICATION OF THE JMAC, MEDIATORS/ARBITRATORS,
               AND THE ADMINISTRATOR                                          7
           C.  EXCLUSION OF LIABILITY                                         8
           D.  EXPENSES                                                       8

                         THE GENERAL MOTORS CORPORATION
                           DISPUTE RESOLUTION PROCESS

                                    PREAMBLE

General Motors Corporation ("GM") and its General Motors Dealers ("Dealers") have agreed to use this Dispute Resolution Process ("the Process") for the resolution of certain claims and controversies that may arise between them under the Dealer Sales and Service Agreement ("Dealer Agreement") or applicable laws. The objective of the Process is the fair resolution of disputes in a prompt and cost effective manner. The Process provides for mandatory mediation that is non-binding, unless a solution is agreed upon by all parties. If the matter is not resolved then an option for voluntary binding arbitration is available.

                     JOINT MEDIATION/ARBITRATION COMMITTEE

The Joint Mediation/Arbitration Committee ("JMAC") will manage and oversee the Process, determine rules for dispute eligibility and resolve any disputes regarding the interpretation and applicability of these procedures. The JMAC also will select a national dispute resolution process firm ("Administrator") to administer the Process and to maintain a trained pool of Mediators and Arbitrators (Mediator/Arbitrator Pool). The JMAC will be comprised of five dealers (three dealers will be active members of the JMAC and two dealers will be alternate members of the JMAC) and three GM Representatives. The dealer JMAC members will be selected by the GM Regional Dealer Councils ("Councils") and will serve for a term determined by the JMAC. The JMAC may amend the Process procedures, and will report annually to the Councils.

                              MANDATORY MEDIATION

Mediation is an informal process where each party is provided an opportunity to present its side of the dispute. Through joint meetings and confidential discussions with each side, the Mediation Panel will test positions and clarify objectives, as well as encourage new perspectives and mutually beneficial resolution options. No record shall be made of the mediation proceedings. All parties must come to the mediation with sufficient resources and authority to reach a final settlement.

Dealer and GM agree to submit all eligible disputes as defined by Subsection A ("Matters to be Mediated") to mandatory mediation using the procedures set forth below prior to filing a complaint or protest in court or with an administrative agency based on its rights under the Dealer Agreement or applicable laws. A dealer or GM may file simultaneously with a court or an administrative agency if necessary to retain its rights under applicable law. In this event, Dealer and GM agree to ask the court or agency to stay proceedings until the mediation under this Process is concluded.

A. MATTERS TO BE MEDIATED

The Process is available to GM and Dealers with a current GM Dealer Agreement (not terminated dealers, prospective dealers or any third party) to mediate disputes arising under the Dealer Agreement or applicable laws. The following matters are ineligible under the Process: i) terminations due to insolvency;
ii) dealership closings due to failure to conduct customary sales and service operation during customary business hours for seven consecutive business days;
iii) license revocation; iv) fraud or felony convictions; v) disputes requiring participation by a third party who does not agree to participate in mediation and; vi) disputes challenging GM Policies or Procedures as applied to dealers generally. Except for the ineligible matters described above, a dealer's standing to bring disputes or protests to the Process for disputes addressed by state law shall be the same as those conferred by state law in the jurisdiction of the proposed action.

GM and Dealers agree that delivery of a completed "Request for Mediation" form to the Administrator and notice by the Administrator to the other party will automatically defer any action by GM or Dealer on the eligible matter in dispute until the Process is completed, unless the dispute is not eligible for a stay under applicable motor vehicle state franchise law and GM determines that the automatic stay may adversely affect a third party's rights. If more than one Dealer requests mediation on an identical dispute with GM, the requests may be consolidated into a single mediation proceeding.

B. MEDIATION AND TIME SCHEDULE

The time from the filing of a dispute to completion of the mediation will depend on the complexity of the case, necessary background information to be exchanged, and the number of parties. The Administrator will work to expedite the Process through the following three-step procedure:

Step 1. Filing - A Dealer or GM may initiate the Process by the delivery of a completed "Request for Mediation" form (attached), and a deposit as specified in the filing form to the Administrator. This form must be filed within thirty days of receipt of a disputed eligible final decision of either party. The form must also be submitted prior to the Dealer or GM initiating a complaint or protest in court or with an administrative agency over an eligible dispute, except if necessary to protect its rights as specified above. The Administrator will forward a copy of the form to the other named party(ies).

Step 2. Issue Review - Within five working days of the receipt of the filing form from the Administrator, the other named party(ies) to the mediation shall inform the Administrator of any objection based upon its opinion that the dispute is outside the scope of the Process. If there is no objection, the Administrator shall commence arrangements for the mediation at the close of the five-day period. If the Administrator receives an objection, the Administrator will refer the issue to the JMAC. The JMAC shall determine if the dispute is within the scope of the Process and whether standing exists. The Administrator shall notify the parties of the JMAC's decision, which shall be final (and return the filing fee if the dispute is not eligible).

Step 3. Arranging the Mediation - Within ten working days of the expiration period for objections or of the JMAC's determination that the request for mediation is eligible, the Administrator will provide a list of the potential trained mediators as outlined under Subsection D

        ("Mediation Panel Selection"). The Administrator also will arrange a preliminary telephone conference with representatives from each party. The purpose of the preliminary telephone conference is to:

        - answer any questions about the Process.
        - decide on the participation of legal counsel, outside experts, or other persons attending the Mediation.
        - discuss the preparation of a short pre-mediation written statement or summary.
        - confirm the mediation date, and complete arrangements for a mediation site convenient for all parties within the involved region.

The Administrator, and if necessary the JMAC, will resolve any disputes regarding pre-mediation arrangements. Every effort will be made to conduct the mediation within 30 days of the preliminary telephone conference call and to complete the mediation within one day or less.

C. MEDIATION PANEL

The Mediation Panel will consist of one Independent Mediator (Independent Mediator must be a licensed attorney), one Dealer Operator, and one GM Representative selected from the Mediator Pool. The role of the Mediation Panel is as follows:

- The Mediation Panel will work with the parties to reach a negotiated settlement but will have no decision making authority.
- Where an agreement is reached, a written memorandum of the agreement will be prepared and executed by each party.
- Within three days after the Mediation Panel adjourns, the Independent Mediator will advise the Administrator whether the matter is resolved.

D. MEDIATION PANEL SELECTION

The Administrator will select five Dealer Operators, five GM Representatives, and an Independent Mediator from the trained Mediator Pool. The Administrator will send the lists of Dealer Operators and GM Representatives simultaneously to the Dealer and GM. The Dealer and GM may eliminate one name from each list, and will rank the remaining members of each list in order of preference. The Dealer and GM will return those lists to the Administrator within five days of receipt.

The Administrator will select one Dealer Operator and one GM Representative to serve with the Independent Mediator as the Mediation Panel, by identifying candidates with the highest combined ranking. If a tie occurs, the Administrator will select the Mediator at its discretion.

The Administrator will notify the Mediators when they have been selected and, at that time, each Mediator must disclose to the Administrator any circumstances that might preclude the Mediator from being objective and impartial. Should such a circumstance exist, the Administrator will notify the parties, who will discuss whether the Mediator should be disqualified. If the Dealer Operator or GM Representative is disqualified, the Mediator with the next highest ranking will be selected, or the entire process will be repeated, if necessary. If the Independent Mediator is disqualified, the Administrator will select a new Independent Mediator.

E.  EXCHANGE OF INFORMATION BEFORE THE MEDIATION

At least ten days prior to the scheduled mediation, each party must submit to the Administrator documents it believes will be helpful in establishing its position in sufficient quantities for the parties and the Mediation Panel, and a list of all persons who will attend the mediation. At least five days before the mediation, the Administrator will provide a copy of all documents and an attendance list to the other party(ies). A party may informally suggest that the other party make available certain information or documents for the mediation that may be helpful in resolving the dispute, but no formal discovery is permitted in a mediation proceeding. To avoid surprise and to increase efficiency, documents or witnesses not previously disclosed will not be considered at the mediation, unless all parties agree or the Mediation Panel determines that the new information is essential for resolving the dispute.

F.  USE OF LEGAL COUNSEL AND EXPERTS

The mediation is designed to be an informal business discussion. The parties do not need a legal counsel or outside experts and are encouraged not to incur such expense. However, a party may choose to have legal counsel or outside experts participate in the mediation. Their participation in the mediation session must be disclosed in the preliminary telephone conference. If the Dealer advises that it will not be represented by legal counsel or an expert witness, GM will not be represented by legal counsel or an expert witness.


                         VOLUNTARY BINDING ARBITRATION

Arbitration offers General Motors and the General Motors dealers an additional opportunity to resolve disputes not concluded in the Mediation Process. Arbitration is voluntary and both parties must agree to use the process. Both parties present their positions to an Arbitration Panel and the Arbitration Panel renders a decision. Decisions rendered by the Arbitration Panel will be binding on both parties.

A.  REQUEST FOR ARBITRATION

If a matter eligible for mediation under the Process is not resolved through mediation, the Dealer or GM may request arbitration by filing a completed "Request for Binding Arbitration" form and a deposit as specified on the "Request for Binding Arbitration" form with the Administrator. The request must include a brief description of the dispute and all relief requested, including the specific amount of any monetary relief requested, and such other information as required by the form. A "Request for Binding Arbitration" must be filed within ten business days after the conclusion of the Mediation Process. The Administrator will forward the request to the other parties. The other party must decide within ten business days of receipt of the "Request for Binding Arbitration" whether to accept the offer to resolve the dispute through arbitration. Return of a signed copy of the "Request for Binding Arbitration" form to the Administrator signifies acceptance of the offer to arbitrate. If the Dealer and GM agree to binding arbitration under this process, any administrative or judicial proceedings filed by either party related to the dispute to be arbitrated must be dismissed with prejudice within 10 days of the agreement to arbitrate.



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
B.  ARBITRATION PANEL SELECTION

The Administrator will select five Dealer Operators, five GM Representatives, and three Independent Arbitrators (Independent Arbitrators must be a licensed attorney) from the trained Arbitrator Pool, and will send the lists simultaneously to the Dealer and GM within 10 days of the receipt of the executed "Request for Binding Arbitration". The Dealer and GM may eliminate one name from the Dealer Operator list and one name from the GM Representative lists, and will rank the remaining members of each list in order of preference. The Dealer and GM will rank the three Independent Arbitrator candidates in order of preference. The Dealer and GM will return those lists to the Administrator within five days of receipt.

The Administrator will select one Dealer Operator, one GM Representative, and one Independent Arbitrator for the Arbitration Panel by identifying candidates with the highest combined ranking. If a tie occurs, the Administrator will select the Arbitrator at its discretion.

The Administrator will notify the Arbitrators when they have been selected and, at that time, each Arbitrator must disclose to the Administrator any circumstances that might preclude the Arbitrator from being objective and impartial. Should such a circumstance exist, the Administrator will notify the parties, who will discuss whether the Arbitrator should be disqualified. If the Dealer Operator, GM Representative, or Independent Arbitrator is disqualified, the Arbitrator with the next highest ranking will be selected, or the entire process will be repeated, if necessary.

C.  DISCOVERY

Discovery is permitted in any arbitration proceeding, but is limited to the production of documents specifically relevant to and considered by either party in assessing the disputed action and which are in the possession and control of the party from whom discovery is sought. Such document production should be consistent with the spirit of simple, efficient, and low cost dispute resolution intended by this Process, while at the same time ensuring a full and fair hearing. A document production request with specificity must be filed with the Administrator within fifteen days after the commencement of the arbitration process. Within thirty days of receipt of such a request, the party to whom the request is directed must respond by:

- producing the requested documents with copies for each party and each Arbitrator

- advising of a reasonable time and place at which the requested documents will be made available for inspection and copying

- raising detailed objections with the Administrator, including any claims of privilege, to specific requests, and the Independent Arbitrator, with the assistance of the Arbitration Panel as necessary, will resolve such discovery disputes.

Within five days of receiving any objections, the Administrator will refer the matter to the Independent Arbitrator who will schedule a conference call with the parties to discuss the objections. Within five days of the call, the Independent Arbitrator, with the assistance of the Arbitration Panel as necessary, will rule on objections to produce.

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


D.  ARBITRATION SUMMARY

The Dealer and GM will each prepare an Arbitration Summary of not more than ten pages. The Arbitration Summary will describe the basis for the dispute, identify the issues, explain the relief sought, identify the parties' representatives at the hearing, indicate those matters which the representatives will address and identify the documents to be presented by each representative. Each party must provide its summary and its witness list to the Administrator for distribution to the Arbitration Panel and to the other party(ies) no later than 20 days prior to the scheduled arbitration hearing. The Arbitration Panel will consider only those documents or statements prepared and submitted in accordance with this paragraph.

E.  USE OF LEGAL COUNSEL AND EXPERTS

The Dealer will advise the Administrator at least 30 days prior to the scheduled arbitration hearing whether the Dealer will be represented by legal counsel or any expert witness at the hearing, and the Administrator will advise GM. If the Dealer advises that it will not be represented by legal counsel or an expert witness, GM will not be represented by legal counsel or an expert witness.

F.  ARBITRATION HEARING

The Administrator will establish a hearing date that is within ninety days of the filing of the "Request for Binding Arbitration" form. The hearing will be within the involved region, unless the parties agree otherwise. The Administrator will notify the parties of the time and place of the hearing.

Each party will present its case through its selected representatives and witnesses. Witnesses will be subject to cross-examination related to the issues involved in the arbitration by the parties and the Arbitration Panel. The Dealer Operator need not be a representative, but must be present at the hearing. Each party will have the opportunity to respond to points made by the other party until the Arbitration Panel is satisfied that each party has had a full opportunity to present its position. The Arbitration Panel may, at any time during the hearing, ask for additional information from any representative of either party. Formal rules of evidence will not apply. The Arbitration Panel, in its sole discretion, may have all or any portion of the proceedings transcribed or recorded. The Independent Arbitrator will ensure that the hearing is focused on the issues and is conducted in an orderly, efficient, and fair manner in accordance with the Process.

Attendance at the hearings will be limited to the parties, their representatives or witnesses, the Arbitration Panel, the Administrator, and any other persons the Arbitration Panel members determine are necessary to properly administer the hearing.

G.  POST HEARING BRIEFS

There will be no post hearing briefs except in those cases where the Arbitration Panel determines that briefs are necessary for it to reach a conclusion. If briefs are requested, the Arbitration Panel will determine a permissible length. The briefs must be filed no later than fourteen days following the close of the hearing.



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


H.  DECISION

The Arbitration Panel will issue its decision within seven days of the close of the hearing, or submission of post hearing briefs, whichever is later. In reaching its decision, the Arbitration Panel will consider general concepts of law and equity so that the decision will achieve a fair and just result, without modifying the terms of the Dealer Agreements between the parties. The Arbitration Panel may award monetary relief (not to exceed the specific amount requested in the "Request for Binding Arbitration"), or provide for such equitable relief concerning the matter in dispute that the Arbitration Panel considers fair and just to resolve the dispute. THE DECISION OF THE ARBITRATION PANEL WILL BE BINDING UPON BOTH DEALER AND GM IN ACCORDANCE WITH THE UNITED STATES ARBITRATION ACT, TITLE 9, UNITED STATES CODE, SECTIONS 1-14.

The Independent Arbitrator will provide advice and counsel to the other two Arbitration Panel members during the decision-making process, but will not participate in the decision-making process unless the Dealer Arbitrator and the GM Arbitrator on the Arbitration Panel are unable to agree upon a decision. In which case, the Independent Arbitrator will become the third decision-maker, and will cast the deciding vote.

                                    GENERAL

The General items listed in this section apply to both mediation and arbitration as outlined.

A.  CONFIDENTIALITY

This Process is intended to resolve disputed claims. All offers, promises, conduct and statements, whether oral or written, by any of the parties, including the JMAC, the Administrator, and the Panel, and their agents, employees, experts, and legal counsel, at any time before, during or after the Process; any documents created for the Process; and any mediation or arbitration agreements between the parties are confidential and privileged and will neither be discoverable, admissible, nor used for any purpose, including impeachment, in any pending or subsequent litigation, arbitration, mediation or administrative proceeding. Evidence that is otherwise discoverable or admissible will not be rendered non-discoverable or inadmissible as a result of its use in the Process. Any transcripts or recordings of a hearing under the Process are intended solely for use in connection with the Process and will be destroyed within thirty days from the date of the Panel's decision. NO DECISION ISSUED OR AGREEMENT REACHED UNDER THE PROCESS WILL SERVE AS PRECEDENT IN ANY SUBSEQUENT MEDIATIONS, ARBITRATIONS, OR JUDICIAL PROCEEDINGS.

B.  DISQUALIFICATION OF THE JMAC, MEDIATORS/ARBITRATORS, AND THE ADMINISTRATOR

The parties to the Process will not call members of the JMAC, the Mediators/Arbitrators, or the Administrator or its employees or agents, as witnesses or experts, and each such individual will be disqualified as a witness or expert in any pending or subsequent litigation, arbitration or administrative proceeding relating to the dispute which is the subject of the Process.



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
C. EXCLUSION OF LIABILITY

Neither the members of the JMAC, the Administrator nor its employees or agents, GM nor its employees or agents, nor any of the Mediators/Arbitrators or their dealerships and employees, will be liable to any party for any act or omission in connection with any matter coming under this Process; nor will any such individual or entity be a necessary party in any judicial or administrative proceeding or arbitration relating to the matter coming under this Process.


D. EXPENSES

The Dealer and GM will share equally in all administrative expenses, including but not limited to travel, lodging and meals of the Administrator and the Panels, fees of the Independent Mediators/Arbitrators, rental of meeting or hearing rooms, any expenses for transcribing or recording the arbitration proceedings, and any other reasonable expenses relating to the Mediation and/or Arbitration Process. If Dealer does not pay the Administrator within thirty days of receiving an invoice, GM may reimburse the Administrator and offset this amount owing against any amounts GM owes Dealer. Each party is responsible for its own out of pocket expenses.